Exhibit 10.3

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims (the “Agreement”) is between Roger Hoffmann (“Employee”) and U.S. Auto Parts Network, Inc., its officers, directors, employees, foreign and domestic subsidiaries, benefit plans and plan administrators, affiliates, agents, joint ventures, attorneys, successors and/or assigns (collectively referred to as “Company”).

RECITALS

Employee is currently employed by the Company.  Employee’s employment with the Company terminates effective January 18, 2019 (the last date of employment being the “Separation Date”), and Employee will not provide services to the Company after this date. Employee and the Company mutually desire to end their relationship and to eliminate any future disputes. As a demonstration of that desire, the Company has elected to offer Employee compensation and benefits to which Employee would not otherwise be entitled. The Company expressly disclaims any wrongdoing or any liability to Employee.  This Agreement and compliance with it shall not be construed as an admission by the Company of any liability or violation to the rights of Employee or any other person or as a violation of any order, law, statute duty or contract whatsoever as to Employee or any person.

AGREEMENTS

Based upon the foregoing, and in consideration of the mutual promises contained in this Agreement, Employee and the Company (for its benefit and the benefit of the Released Parties as defined below) agree, effective upon the date of execution by Employee, as follows:

1.         Acknowledgment.  The Company will pay Employee all regular salary, expenses, commissions, distributions, and Company benefits due and owing as of the Separation Date, less appropriate withholdings and is not owed any monies allowed, including but not limited to those required under the California Labor Code, as of the Separation Date.  This sum is not consideration for this Agreement.  The Company will pay Employee for any vacation days that Employee has accrued but has not used as of the Separation Date.  This sum is likewise not consideration for this Agreement.   Information regarding the transfer or distribution of Employee’s USAP 401(k) Retirement Plan account (if applicable) will be provided to Employee under separate cover by Fidelity Investments Consideration.

2.         Consideration.  The Parties recognize that, apart from this Agreement, the Company is not obligated to provide Employee with any of the benefits set forth

Separation Agreement and Release of All Claims

hereunder.  The Company agrees to provide Employee the following consideration to be paid following execution of this Agreement and after that date which is after the expiration of the seven (7) day revocation period described in Paragraph 10 below, provided Employee has not revoked this Agreement as described in that Paragraph:

•     Payment of $18,946.80 which is equivalent to four months of Employee’s current U.S. base salary less standard employee withholding taxes, in accordance with the Company’s regular bi-weekly payroll practices (the “Cash Payment”).

•     Accelerated vesting of 44,094 performance based restricted stock units and 24,127 restricted stock units the vesting of which is to be accelerated on the Separation Date (the “Acceleration” together with the Cash Payment, the “Payment”).

•     The right to stay in Employee’s current Company provided housing  through the expiration of the current term of the pre-paid lease (the “Lease”); and

•     Reimbursement of up to $5,000 of relocation expenses if Employee moves back to the United States on or prior to the expiration of the Lease, provided Employee provides the Company with substantiated documentation of such expenses.

Employee understands and acknowledges that Employee is not entitled to and would not receive the aforementioned consideration, including the Payment, but for compliance with the terms and conditions of this Agreement.

3.         Taxes.  Notwithstanding the tax deductions set forth in Paragraph 2 above, Employee shall pay in full when due, and shall be solely responsible for, any and all federal, state, or local income taxes that are or may be assessed against Employee relating to the consideration provided including the Payment received pursuant to this Agreement, as well as all interest or penalties that may be owed in connection with such taxes.  Employee is not relying on any representations or conduct of the Company with respect to the adequacy of the withholdings.

4.         Non-Admission of Liability.

The Company hereby disclaims any wrongdoing against Employee.  Indeed, Employee agrees that neither this Agreement, nor the furnishing of the consideration for the release contained herein shall be deemed or construed at any time for any purpose as an admission by Company of any liability or unlawful conduct of any kind.

5.         Release.

(a)  Employee, on behalf of Employee,  Employee’s spouse, successors, heirs, and assigns, hereby forever relieves, releases, and discharges the Company as well as its past, present and future officers, directors, administrators, shareholders, employees, agents, successors, subsidiaries, parents, assigns, representatives, brother/sister corporations, and all other affiliated or related corporations, all benefit plans sponsored

Separation Agreement and Release of All Claims

by the Company, and entities, and each of their respective present and former agents, employees, or representatives, insurers, partners, associates, successors, and assigns, and any entity owned by or affiliated with any of the above (collectively, the “Released Parties”), from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses  (including but not limited to attorneys’ fees), damages, actions, and causes of action, of whatever kind or nature, including but not limited to any statutory, civil, administrative, or common law claims, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed, arising out of any act or omission occurring before Employee’s execution of this Agreement, including but not limited to any claims based on, arising out of, or related to Employee’s employment with, or the ending of Employee’s employment with the Company, any claims arising from rights under federal, state, and local laws relating to the regulation of federal or state tax payments or accounting; federal, state or local laws that prohibit harassment or discrimination on the basis of race, national origin, religion, sex, gender, age, marital status, bankruptcy status, disability, perceived disability, ancestry, sexual orientation, family and medical leave, or any other form of harassment or discrimination or related cause of action (including but not limited to failure to maintain an environment free from harassment and retaliation, inappropriate comments or touching and/or “off-duty” conduct of other Company employees); statutory or common law claims of any kind, including but not limited to, any alleged violation of Title VII of the Civil Rights Act of 1964, The Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Employee Retirement Income Security Act of 1971, as amended, The Americans with Disability Act of 1990, as amended, the Age Discrimination in Employment Act, 29 U.S.C. Sections 621 et. seq., the Workers Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended, the Sarbanes-Oxley Act of 2002, the California Family Rights Act (Cal. Govt. Code § 12945.2 et. seq.), the California Fair Employment and Housing Act (Cal. Govt. Code § 12900 et. seq.), statutory provision regarding retaliation/discrimination for filing a workers’ compensation claim under Cal. Labor Code § 132a, California Unruh Civil Rights Act, California Sexual Orientation Bias Law (Cal. Lab. Code § 1101 et. seq.), California AIDS Testing and Confidentiality Law, California Confidentiality of Medical Information (Cal. Civ. Code § 56 et. seq.), contract, tort, and property rights, breach of contract, breach of implied-in-fact contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, invasion of privacy, unfair competition, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress (whether intentional or negligent), breach of fiduciary duty, violation of public policy, or any other common law claim of any kind whatsoever; any claims for severance pay, sick leave, family leave, liability pay, overtime pay, vacation, life insurance, health insurance, continuation of health benefits, disability or medical insurance, or Employee’s 401(k) rights or any other fringe benefit or compensation, including but not limited to stock options; and any claim for damages or declaratory or injunctive relief of any kind.  The Parties agree and acknowledge that the release contained in this Paragraph 5 does not apply to any vested rights Employee may have under any 401(k) Savings Plan with the Company.  Employee represents that at the time of the execution of this Agreement; Employee suffers from no work-related injuries and

Separation Agreement and Release of All Claims

has no disability or medical condition as defined by the Family Medical Leave Act.  Employee represents that Employee has no workers’ compensation claims that Employee intends to bring against the Company.

(b)        Employee represents and warrants that Employee has no outstanding court, agency, or administrative claims for damages against any person or entity released herein.  The parties intend to release only all claims that can legally be released in a private agreement, and this release excludes claims that cannot be waived as a matter of law such as for unemployment and workers’ compensation.  NOTHING IN THIS AGREEMENT SHALL BE INTERPRETED OR APPLIED IN A MANNER THAT AFFECTS OR LIMITS EMPLOYEE’S OTHERWISE LAWFUL ABILITY TO BRING AN ADMINISTRATIVE CHARGE WITH, TO PARTICIPATE IN AN INVESTIGATION CONDUCTED BY, OR TO PARTICIPATE IN A PROCEEDING INVOLVING, THE U.S. EQUAL EMPLOYMENT OPPORTUNITY COMMISSION (“EEOC”) OR OTHER COMPARABLE STATE OR LOCAL ADMINISTRATIVE AGENCY.   IN ADDITION,      NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED TO PROHIBIT EMPLOYEE FROM REPORTING CONDUCT TO, PROVIDING TRUTHFUL INFORMATION TO OR PARTICIPATING IN ANY INVESTIGATION OR PROCEEDING CONDUCTED BY ANY FEDERAL OR STATE GOVERNMENT AGENCY OR SELF-REGULATORY ORGANIZATION.

(c)  Mistakes in Fact; Voluntary Consent.  The Parties, and each of them, expressly and knowingly acknowledges that, after the execution of this Agreement, the Parties may discover facts different from or in addition to those that they now know or believe to be true with respect to the claims released in this Agreement.  Nonetheless, this Agreement shall be and remain in full force and effect in all respects, notwithstanding such different or additional facts and Employee intends to fully, finally, and forever settle and release those claims released in this Agreement.  In furtherance of such intention, the release given in this Agreement shall be and remain in effect as a full and complete release of such claims, notwithstanding the discovery and existence of any additional or different claims and the Parties assume the risk of misrepresentations, concealments, or mistakes, and if the Parties should subsequently discover that any fact relied upon in entering into this Agreement was untrue, that any fact was concealed, or that Employee’s understanding of the facts or law was incorrect, Employee shall not be entitled to set aside this Agreement or the settlement reflected in this Agreement or be entitled to recover any damages on that account.

(d)  Section 1542 of the California Civil Code.  Employee expressly waives any and all rights and benefits conferred upon Employee by Section 1542 of the California Civil Code, which states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN EMPLOYEE’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY EMPLOYEE MUST HAVE MATERIALLY AFFECTED EMPLOYEE’S SETTLEMENT WITH THE DEBTOR.

Separation Agreement and Release of All Claims

Thus, notwithstanding the provisions of section 1542, and to implement a full and complete release and discharge of the Released Parties, Employee expressly acknowledges this General Release is intended to include in its effect, without limitation, all claims Employee does not know or suspect to exist in Employee’s favor at the time of signing this Agreement, and that this General Release contemplates the extinguishment of any such claim.  Employee warrants that Employee has read this General Release, including this waiver of California Civil Code section 1542, and that Employee has consulted counsel about this Agreement and specifically about the waiver of section 1542, and that Employee understands this Agreement and the section 1542 waiver, and so Employee freely and knowingly enters into this Agreement.  Employee acknowledges that Employee may later discover facts different from or in addition to those Employee now knows or believes to be true regarding the matters released or described in this General Release, and even so Employee agrees that the releases and agreements contained in this General Release shall remain effective in all respects notwithstanding any later discovery of any different or additional facts.  Employee assumes any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies released or described in this Agreement or with regard to any facts now unknown to Employee relating thereto.  Employee hereby expressly waives and relinquishes all rights and benefits under the foregoing section and any law of any other jurisdiction of similar effect with respect to Employee’s release of any unknown or unsuspected claims herein.

Accordingly, Employee knowingly, voluntarily and expressly waives any rights and benefits arising under Section 1542 of the California Civil Code and any other statute or principle of similar effect.

(e)        No Re-hire or Future Employment.  Employee understands and agrees that Employee is not eligible for re-hire or reinstatement with and agrees not to seek or accept future employment with the Company or Released Parties, at any time in the future.  Employee agrees that if Employee does seek to be hired by the Company, this Agreement shall be conclusively deemed a proper and lawful reason for not hiring Employee.

(e)        Affirmations.  By signing below, Employee represents and agrees that Employee was not denied any leave or benefit requested, received the correct pay for all hours worked, and has no known workplace injuries or occupational diseases.  Employee affirms that Employee has not filed, nor has Employee caused to be filed, nor is Employee presently a party to any claim, complaint, or action against any Released Party in any forum or form.  Other than the consideration set forth in Paragraph 2, which Employee agrees constitutes adequate consideration sufficient to render this Agreement legally enforceable, Employee affirms that Employee has been paid and/or has received all leave (paid or unpaid), compensation, wages, and/or commissions to which Employee may be entitled and that no other leave (paid or unpaid), compensation, wages, and/or commissions are due to Employee, except as provided in this Agreement.  By way of further affirmation, Employee is not aware of any facts that would support the filing of a claim, charge, complaint, or other proceeding against any of the Released Parties.  Employee has no knowledge of any illegal, unethical, criminal or violative conduct by

Separation Agreement and Release of All Claims

the Company or any of the Released Parties.  Employee acknowledges that it is the Company’s policy to comply with all applicable laws and regulations, as well as its own policies.  Employee confirms that Employee has reported to the Company any violations Employee knows or suspects by anyone, to the fullest extent that reporting can be legally required, and to Employee’s knowledge, any such violations have been addressed and corrected.

(f)  Confidentiality / Non-disparagement.  Employee agrees to keep the terms and amounts of this Agreement confidential and agree not to disclose any such information to any person other than Employee’s present or future attorneys, accountants, tax advisors, immediate family, or as may be required in response to a court order, subpoena, or valid inquiry by a government agency or regulator.  Employee further agrees that, if any information concerning the terms of this Agreement is revealed as permitted by this paragraph, Employee shall inform the recipient of the information that it is confidential.  Employee agrees to direct all requests for references to Human Resources Department.  The confidentiality obligations contained in this paragraph shall be in addition to any other confidentiality agreements between the Parties. Notwithstanding the foregoing, nothing in this Agreement shall be construed as precluding disclosure where such disclosure is required and compelled by law.  In the event that Employee is required and compelled by law to disclose any such matters, Employee will first give fifteen (15) days advance written notice (or, in the event that it is not possible to provide fifteen (15) days written notice, as much written notice as is possible under the circumstances) to the Company so that the Company may present and preserve any objections that it may have to such disclosure and/or seek an appropriate protective order.  Employee acknowledges and agrees that this paragraph is a material inducement to the Company’s entering into this Agreement, and further acknowledges and agrees that any breach of this paragraph shall be subject to a claim for damages or equitable relief (or both), including but not limited to injunctive relief. Additionally, Employee agrees that Employee shall refrain from making any negative, disparaging or derogatory comments about the Company, including but not limited to, any public or private remarks or statements that would injure the business or reputation of the Company, or its officers, managers, members, directors, partners, agents or employees, provided that the foregoing shall not be construed to restrict Employee from reporting conduct or truthful information to any federal or state government agency or self-regulatory organization.

6.         Confidential and Proprietary Information / Return of Company Property.  Employee acknowledges that as a result of Employee’s employment with the Company, Employee has had access to the Company’s confidential and proprietary business information, including, but not limited to, product information, pricing strategies, vendor and supplier information, business plans, research and development activities, manufacturing and marketing techniques, technological and engineering data, processes and inventions, legal matters affecting the Company and its business, customer and prospective customers’ information, trade secrets, bid prices, contractual terms and arrangements, prospective business transactions, and financial and business forecasts (“Confidential Information”).  Employee also acknowledges and reaffirms Employee’s compliance and ongoing obligation to comply with all Proprietary Inventions/Works for Hire Provisions or similar agreements as well as any Confidentiality and Non-Disclosure

Separation Agreement and Release of All Claims

Agreements or Codes of Ethics that Employee may have executed.  Confidential Information also includes information, knowledge or data of any third party doing business with the Company that the third party has identified as being confidential.  Employee agrees not to use or to disclose to anyone any Confidential Information at any time in the future without the prior written authorization of the Company, unless ordered to do so by a court of competent jurisdiction or any federal or state government agency or self-regulatory organization.

Employee understands and acknowledges that whether or not Employee signs this Agreement, Employee has both a contractual and common law obligation to protect the confidentiality of the Company’s trade secret information after the termination of Employee’s employment for so long as the information remains confidential.  Employee further agrees to immediately return all Company property in Employee’s possession, including but not limited to all materials, documents, photographs, handbooks, manuals, electronic records, files, laptop computer, ipads,  cellular telephones, keys and access cards, no later than two days after the Separation Date and Employee certifies that Employee has not and will not retain any Company property, trade secret or other operating or strategic information.

7.         Non-solicitation.  Employee will not directly or indirectly for a period of one (1) year following the Separation Date, attempt to disrupt, damage, impair or interfere with the Company's business by raiding or hiring any of the Company's employees or soliciting any of them to resign from their employment by the Company, or by disrupting the relationship between the Company and any of its consultants, agents, representatives or vendors. Employee acknowledges that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business.

8.         Remedies.  Employee understands and agrees that in the event Employee violates any provision of this Agreement, including the provisions set forth in Paragraphs 5, 6, or 7, then (a) the Company shall have the right to apply for and receive an injunction to restrain any violation of this Agreement; (b) the Company shall have the right to immediately discontinue any enhanced benefit provided under this Agreement; (c) Employee will be obligated to reimburse the Company its cost and expenses incurred in defending Employee’s lawsuit and enforcing this Agreement, including the Company’s court costs and reasonable attorneys fees; and (d) as an alternative to (c), at the Company’s option,  Employee shall be obligated upon demand to repay the Company the cost of all but $500 of the enhanced benefits paid under this Agreement. Employee acknowledges and agrees that the covenants contained in this Paragraph 8 shall not affect the validity of this Agreement and shall not be deemed to be a penalty or forfeiture.  The remedies available to the Company pursuant to this Paragraph 8 are in addition to, and not in lieu of, any remedies which may be available under statutory and/or common law relating to trade secrets and the protection of the Company’s business interest generally.

9.         Cooperation. The parties agree that certain matters in which the Employee has been involved during his employment may necessitate the Employee’s cooperation with the Employer in the future, including but not limited to promptly responding to questions from Employer which may arise from time to time. Accordingly, for a period of

Separation Agreement and Release of All Claims

four months following the Separation Date, the Employee shall cooperate with the Employer in connection with matters arising out of the Employee’s service to the Employer; provided that the Employer shall make reasonable efforts to minimize disruption of the Employee’s other activities. The Employee acknowledges that the Payment specified in Section 2 of this Agreement shall be sufficient consideration for these services.

10.       Consideration and Revocation Period.  Employee may revoke Employee’s release of claims, insofar as it extends to potential claims under the Age Discrimination in Employment Act, by informing the Company of Employee’s intent to revoke Employee’s release within seven (7) calendar days following Employee’s execution of this Agreement.  Employee understands that any such revocation must be in writing and delivered by hand or by certified mail - return receipt requested - within the applicable period to Human Resources Department,  16941 Keegan Avenue, Carson, California 90746.  Employee understands that if Employee exercises Employee’s right to revoke, then the Company will have no obligations under this Agreement to Employee or to others whose rights derive from Employee.

The Agreement shall not become effective or enforceable, until the revocation period identified above has expired.  The terms of this Agreement shall be open for acceptance by Employee for a period of twenty-one (21) calendar days. Employee understands that Employee should, and the Company hereby advises Employee to, consult with legal counsel regarding the releases contained herein and to consider whether to accept the Company’s offer and sign the Agreement. Employee acknowledges that it has been Employee’s decision alone whether or not to consult with counsel regarding this Agreement. Employee acknowledges that no proposal or actual change that Employee or Employee’s counsel makes with respect to this Agreement will restart the 21-day period.

Employee acknowledges that Employee was permitted to use as much of the 21-day consideration period as Employee wished prior to signing, but by Employee’s signature below Employee acknowledges that Employee has chosen to voluntarily execute this Agreement earlier and to waive the remaining days of such 21-day period.

11.       Nonassignment.  Employee represents and warrants that Employee has not assigned or transferred any portion of any claim or rights Employee has or may have to any other person, firm, corporation or any other entity, and that no other person, firm, corporation, or other entity has any lien or interest in any such claim.

12.       Miscellaneous Provisions

(a)        Integration.  This Agreement, together with the Confidentiality and Non-Disclosure Agreement that Employee previously executed with the Company and the Separation Agreement entered into between Employee and U.S. Auto Parts (Philippines) Corp.,  constitutes a single, integrated written contract expressing the entire Agreement of the parties concerning the subject matter referred to in this Agreement.  No covenants, agreements, representations, or warranties of any kind whatsoever, whether express

Separation Agreement and Release of All Claims

or implied in law or fact, have been made by any party to this Agreement, except as specifically set forth in this Agreement.  All prior and contemporaneous discussions, negotiations, and agreements have been and are merged and integrated into, and are superseded by, this Agreement.

(b)        Modifications.  No modification, amendment, or waiver of any of the provisions contained in this Agreement shall be binding upon any party to this Agreement unless made in writing and signed by both parties.

(c)        Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law and to carry out each provision herein to the greatest extent possible, but if any provision of this Agreement is held to be void, voidable, invalid, illegal or for any other reason unenforceable, the validity, legality and enforceability of the other provisions of this Agreement will not be affected or impaired thereby.

(d)        Non-Reliance on Other Parties.  Except for statements expressly set forth in this Agreement, no party has made any statement or representation to any other party regarding a fact relied on by the other party in entering into this Agreement, and no party has relied on any statement, representation, or promise of any other party, or of any representative or attorney for any other party, in executing this Agreement or in making the settlement provided for in this Agreement.

(e)        Negotiated Agreement.  The terms of this Agreement are contractual, not a mere recital, and are the result of negotiations between the parties.  Accordingly, no party shall be deemed to be the drafter of this Agreement.

(f)        Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon the heirs, successors, and assigns of the parties hereto and each of them.  In the case of the Company, this Agreement is intended to release and inure to the benefit of any affiliated corporations, parent corporations, brother-sister corporations, subsidiaries (whether or not wholly owned), divisions, shareholders, officers, directors, agents, representatives, principals, and  employees.

(g)        Applicable Law; Venue.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of California without taking into account conflict of law principles.  Employee and the Company agree to submit to personal jurisdiction in the State of California and to venue in its courts. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(h)        Attorneys’ Fees.  In the event suit is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to receive, in addition to any other relief, reasonable attorneys’ fees and costs.

Separation Agreement and Release of All Claims

(i)         This Agreement may be executed via facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument, binding on the parties.

Separation Agreement and Release of All Claims

EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS AGREEMENT, THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOICE, THAT BY SIGNING THIS AGREEMENT, EMPLOYEE HAS UTILIZED OR WAIVES THE 21-DAY CONSULTING PERIOD, AND THAT EMPLOYEE SIGNS THIS AGREEMENT WITH THE INTENT OF RELEASING THE COMPANY AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FROM ANY AND ALL CLAIMS.

ACCEPTED AND AGREED TO:

Employee:	U.S. Auto Parts Network, Inc.:

/s/ Roger Hoffmann	/s/ Lev Peker
Signature	Signature

1/22/19	1/23/19
Date	Date